EXHIBIT B

Joint Filing Statement

Statement Pursuant to Rule 13d-1(k)(1)

The undersigned hereby consent and agree to file a joint statement on Schedule 13D under the Act with respect to the Common Stock, $1 par value, of National Presto Industries Inc., beneficially owned by them, together with any or all amendments thereto, when and if appropriate. The parties hereto further consent and agree to file this Statement pursuant to Rule 13d-1(k)(1)(iii) as an exhibit to Schedule 13D, thereby incorporating the same into such Schedule 13D.

Dated: December 5, 2025	Albion River Management LLC

	By:	/s/ Mark Schneiderman
	Name:	Mark Schneiderman
	Title:	Chief Legal Officer

Ignium II, LP

By:	Ignium II, GP, LLC, its general partner

By:	/s/ Mark Schneiderman
Name:	Mark Schneiderman
Title:	General Counsel

Darren Farber

By:	/s/ Darren Farber